Exhibit 10.27

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of February 8, 2018 (the “Execution Date”), is entered into by and between TEVA PHARMACEUTICALS USA, INC., a Delaware corporation (“Teva USA”), and MICHAEL MCCLELLAN (the “Executive”).

R E C I T A L S:

WHEREAS, Teva USA desires to continue to employ the Executive and the Executive has indicated his willingness to continue to provide his services to Teva USA on the terms and conditions set forth herein; and

WHEREAS, Teva USA and the Executive deem it to be in their mutual best interests to memorialize the terms of such employment in a formal agreement.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effective Date. This Agreement shall be effective as of November 27, 2017 (the “Effective Date”).

2. Term of Employment. Teva USA hereby agrees to employ the Executive and the Executive hereby accepts such employment with Teva USA, on the terms and conditions hereinafter set forth. The term of employment (the “Term of Employment”) hereunder shall commence on the Effective Date and shall continue until the Termination Date, as defined in Section 7 below.

3. Position; Duties and Responsibilities; Place of Performance.

(a) The Executive was appointed as Executive Vice President, Chief Financial Officer of the Teva Group, effective November 27, 2017. In such capacity, the Executive reports directly to the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. (“TPI”, and collectively with Teva USA, the “Company”). In addition, the Executive has such additional executive duties and responsibilities as may be assigned to him by the President and Chief Executive Officer of TPI. If the Executive is elected as a director or officer of any subsidiary or affiliate of the Company, the Executive shall serve in such capacity or capacities without additional compensation.

(b) Executive will continue his international assignment at Teva Pharmaceuticals Europe BV in Amsterdam, Netherlands, and on or about September 1, 2018, the Executive’s principal place of employment will be at TPI’s corporate headquarters in Petach Tikva, Israel, although the Executive understands and agrees that it is expected that the Executive will continue to be required to travel extensively (including internationally) in connection with the performance of his duties hereunder.

(c) Authority. Notwithstanding anything in this Agreement to the contrary, the Executive, while in the United States, (a) shall not have authority to bind TPI or any of its non-U.S. subsidiaries and (b) shall be subject to such further restrictions as to his activities on behalf of TPI or its non-U.S. subsidiaries as may be determined by TPI from time to time.

4. Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (a) conflicts with the interests of the Company or its affiliates, (b) interferes with the proper and efficient performance of his duties for the Company or (c) interferes with the exercise of his judgment in the Company’s or its affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the President and Chief Executive Officer of TPI (which shall not be unreasonably withheld or delayed), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) speaking at meetings of business, charitable and civic organizations; or (iv) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by the Executive so as not to be in contradiction to any Company policy and/or materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

5. Compensation and Benefits.

(a) Base Salary. For services rendered under this Agreement, Teva USA shall pay the Executive a salary at the rate of U.S. $700,000 per annum (such salary, or any increased salary granted to the Executive pursuant to this Section 5(a), the “Base Salary”). The Executive’s Base Salary shall be payable in accordance with the payroll practices of Teva USA as the same shall exist from time to time. The Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of TPI (the “TPI Board”), with input from the President and Chief Executive Officer of TPI, shall periodically consider and resolve whether to approve adjustments to the Executive’s Base Salary, according to the considerations specified in the shareholder-approved compensation policy of TPI in effect from time to time (the “Compensation Policy”) and subject to approval of the Compensation Committee and TPI Board.

(b) Annual Bonus. For each fiscal year that ends during the Term of Employment, the Executive shall be eligible to be considered for an annual bonus under the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”) and subject to the sole discretion of the Compensation Committee and the TPI Board, with a target amount equal to 100% of Executive’s Base Salary. If payable, the Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company, subject to the Executive’s continuous employment through the payment date, except as otherwise set forth in this Agreement.

(c) Equity Awards. During the Term of Employment, the Executive shall be considered for equity-based compensation awards under TPI’s 2015 Long-Term Equity-Based

Incentive Plan or any successor equity compensation plan(s) (the “Equity Plan”), at the sole discretion of the President and Chief Executive Officer of TPI, the Compensation Committee and the TPI Board. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the TPI Board.

(d) Benefits.

(i) General. During the Term of Employment, the Executive shall be eligible to participate in such benefit plans and programs as shall be provided to similarly situated executives of Teva USA, including medical insurance, long-term and short-term disability insurance, dental insurance, life insurance, 401(k) plan, Supplemental Deferred Compensation Plan and other benefit programs that may be adopted by Teva USA from time to time (but, excluding, for the avoidance of doubt, Teva USA’s Supplemental Executive Retirement Plan and Defined Contribution Supplemental Executive Retirement Plan). Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

(e) Vacation. During the Term of Employment, the Executive shall be entitled to the same number of vacation days, holidays, sick days and other paid time off benefits as are generally allowed to other similarly situated executives of Teva USA in accordance with Teva USA’s policy as in effect from time to time. Teva USA’s expectation is that the Executive will take a reasonable amount of vacation (not to exceed five (5) weeks per year). Because there are no set vacation allocations, the Executive acknowledges that, in accordance with Teva USA’s policy, the Company will not make any payment for unused vacation time in connection with a termination of the Executive’s employment for any reason.

(f) Relocation.

(i) General. In conjunction with Executive’s relocations to the Netherlands and then to Israel, the Executive will be entitled to relocation benefits in accordance with the terms of the Company’s Long Term International Assignment Policy (the “Relocation Policy”), as shall be amended from time to time. While the Executive is based in relocation in the Netherlands, the Executive will be entitled to a housing allowance of up to 3,250 EUR per month for housing in Amsterdam that is reasonably suitable to the Executive.

(ii) Changes to Relocation Policy. The Executive acknowledges, agrees and understands that the Relocation Policy does not form part of this Agreement and the Company reserves the right to amend, suspend, or terminate the Relocation Policy at any time without providing the Executive notice, and the right to do so is expressly reserved. Notwithstanding the foregoing, in the event of any conflict between the Relocation Policy and this Agreement, the terms of this Agreement shall prevail.

6. Ordinary Business Expenses. During the Term of Employment, Teva USA shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this

Agreement, including expenses for travel, lodging and similar items, all in accordance with Teva USA’s expense reimbursement policy, as the same may be modified from time to time. Teva USA shall reimburse all such proper expenses upon the Executive’s presentation to Teva USA of an itemized accounting of such expenses with reasonable supporting data.

7. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of a Disability (as defined below), (iii) a termination by Teva USA of Executive’s employment with the Teva Group with or without Cause (as defined below) and (iv) a termination by the Executive with or without Good Reason (as defined below). The date on which employee-employer relations cease to exist between the parties (including as a result of acceleration of such cessation due to a waiver by the Company of Executive’s services during the relevant Notice Period (as defined below) and payment to the Executive of the entire amount the Executive is entitled to in respect of such Notice Period) shall be referred to in this Agreement as the “Termination Date”. For the avoidance of doubt, in the event Executive shall be employed by any other member of the Teva Group following a termination of employment by Teva USA, such termination by Teva USA shall not be deemed termination of employment of Executive. Upon the termination of the Executive’s employment with the Teva Group for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with any member of the Teva Group.

(b) Death or Disability. The Executive’s employment shall terminate automatically upon his death. Teva USA may terminate the Executive’s employment immediately after the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to (i) all accrued but unpaid Base Salary through the Termination Date; (ii) any unpaid or unreimbursed expenses incurred in accordance with Teva USA policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date; (iii) any other amounts required to be paid pursuant to applicable law, if any; and (iv) accrued and/or vested benefits under any plan or agreement covering the Executive which shall be governed by the terms of such plan or agreement (items (i) through (iv) collectively, the “Accrued Obligations”).

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that renders the Executive incapable of performing his usual and customary duties as set forth herein for a period of one hundred twenty (120) days during any twelve (12) month period. Any question as to the existence or extent of the Executive’s Disability upon which the Executive and Teva USA cannot agree shall be determined by a qualified, independent physician selected by Teva USA and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

Except as set forth in this Section 7(b), following the Executive’s termination by reason of his death or Disability, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by Teva USA for Cause. In the event of Cause, Teva USA may terminate the Executive’s employment for Cause as described in this Section 7(c): In the event Teva USA terminates the Executive’s employment for Cause, he shall be entitled only to (A) all accrued but unpaid Base Salary through the Termination Date; and (B) any unpaid or unreimbursed expenses incurred in accordance with Teva USA policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date. Following a termination of the Executive’s employment for Cause, except as set forth in this Section 7(c), the Executive shall have no further rights to any compensation or any other benefits.

For purposes of this Agreement, “Cause” shall mean: (A) the Executive’s indictment for, conviction of or pleading of guilty or nolo contendere to, (i) a felony or (ii) any crime involving moral turpitude; (B) the Executive’s embezzlement, dishonesty, misappropriation of Company property, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties or continual failure to perform the material duties of his position; (D) the Executive’s material violation of a Company rule or regulation; or (E) the Executive’s breach of a material provision of this Agreement.

(d) Termination by Teva USA without Cause. Teva USA may terminate the Executive’s employment at any time without Cause, effective three (3) months following the Executive’s receipt of written notice of such termination (in this Section 7(d), the “Notice Period”). Teva USA may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and at Teva USA’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date), all on the condition that Teva USA pay the Executive the monthly Base Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Teva USA waiver.

In the event the Executive’s employment is terminated by Teva USA without Cause (other than by reason of his death or Disability), the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) a lump sum cash payment in an amount equal to six (6) months of the Executive’s then-current Base Salary, payable on the sixtieth (60th) day following the Termination Date;

(iii) an amount equal to twelve (12) months of the Executive’s then-current Base Salary in consideration for the Executive’s undertaking set forth in Section 9(e) below and subject to the Executive’s compliance therewith, such amount to be paid in substantially equal installments in accordance with the payroll practices of Teva USA during the twelve (12) month period commencing on the Termination Date; and

(iv) a lump sum cash payment payable on the sixtieth (60th) day following the Termination Date in an amount equal to (A) the monthly COBRA premium cost for the Executive and the Executive’s covered dependents under Teva USA’s group health plan as of the date of such termination, multiplied by (B) eighteen (18).

Notwithstanding the foregoing, and without derogating from any other remedy available to the Company, (A) the payments and benefits described in subsections (ii) through (iv) above shall immediately cease, (B) the Company shall have no further obligations to the Executive with respect thereto and (C) the Executive shall promptly repay to Teva USA any payments or benefits paid or provided to the Executive pursuant to subsections (ii) through (iv) above, in the event that the Executive breaches any provision of Section 9 hereof.

Following a termination of the Executive’s employment by Teva USA without Cause, except as set forth in this Section 7(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason and receive severance compensation upon such termination as described in this Section 7(e).

(i) The Executive may terminate his employment for Good Reason by providing Teva USA three (3) months’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to Teva USA within ninety (90) days following the occurrence of such event. During such three (3) month notice period, Teva USA shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the three (3) month notice period.

(ii) In the event of the Executive’s termination for Good Reason, the Executive shall be entitled to the same payments and other benefits as provided in Section 7(d)(i) through (iv) above for a termination without Cause, it being agreed that the Executive’s right to any such payments shall be subject to the same terms and conditions as described in Section 7(d) above, including, without limitation, the forfeiture of the Executive’s right to the payments and benefits described in subsections (d)(ii) through (iv) thereof, and the Executive’s obligation to promptly repay such amounts, in the event that the Executive breaches any provision of Section 9 hereof. Following a termination of the Executive’s employment by the Executive for Good Reason, except as set forth in this Section 7(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (A) the Company’s breach of a material provision of this Agreement, (B) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein, or (C) a material reduction by Teva USA in the Executive’s rate of annual Base Salary.

(f) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason by providing Teva USA three (3) months’ written notice of such termination (in this Section 7(f), the “Notice Period”). In the event that the Executive’s employment is terminated by the Executive without Good Reason, the Executive shall be entitled to the Accrued Obligations.

In the event of the termination of the Executive’s employment under this Section 7(f), Teva USA may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and at Teva USA’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date) and still have it treated as a termination without Good Reason.

Following a termination of the Executive’s employment by the Executive without Good Reason, except as set forth in this Section 7(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Change of Control. In the event that the Executive’s employment is terminated pursuant to subsection (d)of this Section 7, during the one year period following a merger of TPI with another entity, pursuant to which merger TPI is not the surviving entity, and such termination is a result of such merger, then, in addition to any payments or other benefits to which the Executive is entitled pursuant to Section 7(d), the Executive shall also be entitled to receive a lump sum cash payment in an amount equal to $1,500,000, payable on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e) or (g) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon the Executive’s execution, delivery to Teva USA, and non-revocation of a release of claims in the form attached as Exhibit A hereto, as the same may be revised from time to time by Teva USA upon the advice of counsel (the “Release of Claims”) (and the expiration of any revocation period contained in the Release of Claims) within sixty (60) days following the Termination Date. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any portion of the Severance Benefits constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and all applicable regulations and guidance thereunder (“Section 409A”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of the Executive’s termination of employment hereunder, but for the condition that the Executive execute the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day (subject to any additional delay as may be required under Section 11(a) of this Agreement), after which any remaining Severance Benefits shall thereafter be provided to the Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination by reason of the Executive’s death or Disability, the Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(i) Compliance with Covenants. Notwithstanding any provision herein to the contrary, and without derogating from any other remedy available to the Company, in the event that the Executive breaches any provision of Section 9 hereof, (A) payment or provision of the Severance Benefits shall immediately cease (without prejudice to any other remedies available to the Company hereunder and/or pursuant to applicable law), (B) the Company shall have no further obligations to the Executive with respect to payment or provision of the Severance Benefits and (C) the Executive shall promptly repay to the Company any Severance Benefits paid or provided to the Executive pursuant to this Section 7 prior to the date of such breach.

(j) Return of Property. Upon termination of the Executive’s employment, or earlier than that if required by the Company, the Executive shall promptly return to Teva USA any cell phone, laptop or other hand-held device provided to the Executive, and any confidential or proprietary information of the Company or any of their subsidiaries or affiliates that remains in the Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the TPI CEO (such approval not to be unreasonably withheld or delayed).

8. Representations. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services contemplated herein and is not bound under any employment, consulting or other agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 9(b) hereof, and (c) he does not now have, nor within the last three (3) years has he had, any ownership interest in any business enterprise (other than interests in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Teva Group (as defined below), or from which the Teva Group purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

9. Executive’s Covenants.

(a) Disclosure of Information. The Executive recognizes and acknowledges that the trade secrets, know-how and proprietary information and processes of TPI, Teva USA and their subsidiaries and affiliates (the “Teva Group”), as they may exist from time to time, are valuable, special and unique assets of the business of the Teva Group, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or at any time following the Term of Employment, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such secrets, know-how or processes for his own purposes or for the benefit of any person, firm, corporation or other entity (except for a member of the Teva Group) under any circumstances during or after the Term of Employment; provided, that, after the termination of his employment, these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s consent). In addition, nothing contained in this

Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(b) DTSA Disclosure. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(c) Inventions. Without additional compensation, the Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of the Executive in, and to, all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the Term of Employment, which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its subsidiaries or affiliates, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its subsidiaries or affiliates or which arise from the efforts of the Executive during the course of his employment for the Company or any of its subsidiaries or affiliates. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its subsidiaries or affiliates made by the Executive within one year following the termination of the Term of Employment shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(d) Covenant Not to Interfere. During the Term of Employment and for a period of twelve (12) months following the Termination Date, the Executive shall not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company, its subsidiaries or affiliates to terminate such person’s contract of employment or agency, as the case may be, with the Company, its subsidiaries or affiliates or (ii) divert, or attempt to divert, any person, concern or entity from doing business with the Company, its subsidiaries or affiliates, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company, its subsidiaries or affiliates.

(e) Covenant Not to Compete. By signing this Agreement, the Executive hereby acknowledges and agrees that, in his capacity as Executive Vice President, Chief Financial Officer, the Executive will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Teva Group, including, by way of illustration, confidential information regarding the Teva Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, the Executive affirms and recognizes his continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Teva Group pursuant to the Teva Group’s policies and the terms and conditions of this Agreement, and hereby agrees that, during the Term of Employment and for a period of twelve (12) months following the Termination Date (to the extent such restriction does not violate any statute or public policy), the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) perform any services for any division, subsidiary or product group of a company, which division, subsidiary or product group is involved in the development, manufacture of, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products that are competitive with a fundamental product developed, manufactured, sold or otherwise traded in by the Company as of the date of such termination of employment, where the determination of whether a certain product constitutes a fundamental product manufactured, sold or otherwise traded in by the Teva Group shall be reasonably determined on an ad-hoc basis at the relevant time by the TPI CEO. If a company described in the preceding sentence is not organized into divisions, subsidiaries or product groups, the term “division, subsidiary or product group” in the preceding sentence shall refer to the entire company.

(f) Non-Disparagement. During the Term of Employment and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding any member of the Teva Group or any of its current or former directors, officers, employees or products or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with any member of the Teva Group or any conduct or events relating to any termination of the Executive’s employment with the Company.

(g) Cooperation. During the Term of Employment and at all times thereafter, the Executive agrees to cooperate with the Company and its attorneys in connection with any matter related to the period he was employed by Teva USA and/or his services to other members of the Teva Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against ant member of the Teva Group, and shall make himself available upon notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony.

(h) Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 9 shall be adjudicated to be invalid or unenforceable or overly broad in scope, time or geographic region, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable or to reduce or narrow down the portion thus adjudicated to be too broad in scope, time or geographic region, such deletion, reduction or narrowing down to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

(i) Injunctive Relief. Executive acknowledges and agrees that Teva USA entered into this Agreement in reliance on the provisions of this Section 9 and the enforcement of this Section 9 is necessary to ensure the preservation, protection and continuity of the goodwill of the Teva Group’s business and confidential information. Executive agrees that, due to the nature of the business of the Teva Group, the restrictions set forth in this Section 9 are reasonable as to time, geography and scope. Executive agrees that the Teva Group would suffer irreparable harm and continuing damage for which money damages would be insufficient if Executive were to breach, or threaten to breach, this Section 9. Executive furthermore agrees that the Teva Group would by reason of such breach, or threatened breach, be entitled to injunctive, a decree for specific performance, other equitable relief in aid of arbitration in a court of appropriate jurisdiction, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching the terms of this Section 9. This section shall not, however, diminish the right of the Teva Group to claim and recover damages and other appropriate relief in addition to injunctive relief. Notwithstanding anything to the contrary contained herein, in the event of a breach of any covenant by Executive, the duration of any restriction breached shall be extended for a period equal to any time period that Executive was in violation of such covenant.

(j) Further Representations and Covenants. In signing this Agreement, Executive gives the Teva Group assurance that Executive has carefully read and considered all of the terms and conditions of this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Teva Group and its confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services to any entity during the period of time that Executive is subject to the constraints in this Section 9, Executive will provide a copy of this Section 9 to such entity, and Executive shall ensure that such entity acknowledge to the Company in writing that it has read this Section 9. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Teva Group, and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that Executive will reimburse the Teva Group for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Teva Group prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each member of the Teva Group will have the right to enforce all of Executive’s obligations under this Agreement.

10. Insurance. The Company may, at its election and for its benefit, insure the Executive against death, and the Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

11. Additional Section 409A Provisions. All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A, to the extent applicable. Notwithstanding any provision in this Agreement to the contrary:

(a) The payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such “nonqualified deferred compensation” (calculated as of the Termination Date) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Agreement as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) in the event that the Executive is deemed at the time of his “separation from service” to be a “specified employee” (in each case, within the meaning of Section 409A) and if such delay is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. In such event, on the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single lump sum cash payment, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by Teva USA no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for (i) any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or (ii) any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

12. Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy.

13. Required Stock Ownership. The Executive acknowledges and agrees to adhere to the Company’s stock ownership guidelines applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

14. No-Hedging Policy. The Executive acknowledges and agrees to adhere to the Company’s No-Hedging Policy applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

15. No-Pledging Policy. The Executive acknowledges and agrees to adhere to the Company’s No-Pledging Policy applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

16. Notices. Any notice required or permitted to be given under this Agreement shall be deemed sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or, in the case of the Company, to TPI at TPI’s headquarters, Attention: Group Executive VP, Human Resources, or to such other officer or address as the Company shall notify the Executive.

17. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18. Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware without giving effect to the choice of law or conflict of laws provisions thereof. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

19. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by applicable law.

20. Assignment. This Agreement may be assigned, without the consent of the Executive, by Teva USA to any member of the Teva Group or to any person, partnership, corporation or other entity that has purchased all or substantially all the assets of Teva USA and/or TPI; provided, that such assignee assumes any and all of the obligations of the Company hereunder. The Company shall cause any person, firm or corporation acquiring all or substantially all of the assets of Teva USA to execute a written instrument agreeing to assume any and all of the obligations of the Company hereunder as a condition to acquiring such assets.

21. Compensation Policy. This Agreement shall be subject to the Compensation Policy and nothing herein shall derogate in any way from the Company’s rights thereunder.

22. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all agreements, letters of intent or understandings between the Executive and (a) the Company, (b) any member of the Teva Group or (c) any of the Company’s principal shareholders, affiliates or subsidiaries, except as to the Company’s equity compensation plans and other separate agreements, plans and programs referred to herein; provided, that this Agreement shall not alter (i) the Executive’s obligations to any member of the Teva Group under any confidentiality, invention assignment, or similar agreement or arrangement to which the Executive is a party with any member of the Teva Group, which obligations shall remain in force and effect and (ii) the Executive’s rights to any retention or one-time promotion award previously granted (including pursuant to that certain Interim Letter between the Company and Executive, dated July 19, 2017 and the Special Award letter between the Company and Executive, dated September 19, 2017), which rights shall remain in full force and effect and shall not be overridden by this Agreement. Notwithstanding the foregoing, in the event of any inconsistency between this Agreement and the Compensation Policy, the terms of the Compensation Policy shall control. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

23. Headings. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Signatures delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment shall be effective for all purposes.

25. Survival. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their terms.

26. Indemnification. In accordance with and subject to the provisions of Israeli law applicable to TPI and the applicable provisions of TPI’s Articles of Association and the Compensation Policy, the Indemnification and Release Agreement between TPI and the Executive, dated July 1, 2017, shall continue to apply in full force and effect in accordance with its terms, and is incorporated by reference to this Agreement.

*        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

By:
Name:
Title:

EXECUTIVE

/s/ Michael McClellan

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF RELEASE AGREEMENT

As a material inducement to Teva Pharmaceuticals USA, Inc. (“Teva USA”) to providing the severance benefits and other benefits and payments in excess of the amounts required to be paid to Michael McClellan (the “Executive”) by applicable law (if any) under the employment agreement (the “Employment Agreement”) dated as of February 8, 2018 by and between Teva USA and the Executive, and in consideration of its agreements and obligations under the Employment Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive on behalf of himself and his family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”) hereby irrevocably, unconditionally and generally releases Teva USA, Teva Pharmaceutical Industries, Ltd., and their and the Teva Group’s direct and indirect parents, subsidiaries, affiliates, shareholders, officers, directors, employees and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, the “Corporate Releasees”), from, and hereby waives and/or settles any and all, actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release (collectively, the “Executive Claims”) arising directly or indirectly pursuant to or out of his employment with Teva USA, the performance of services for Teva USA or any Corporate Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or the Executive Claims (a) arising under or pursuant to any contract, express or implied, written or oral, relating to the Executive’s employment or termination thereof or the employment relationship, including, without limitation, the Employment Agreement; (b) for wrongful dismissal or termination of employment; (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (d) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief resulting or pertaining to those matters released hereunder; and (e) relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of manager’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to the Executive. This paragraph shall not apply to any rights or claims that the Executive may have: (i) for a breach of Teva USA’s obligation to provide, or cause to be provided, the severance and other payments and benefits due under the

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Employment Agreement; (ii) for disability, life insurance, health, welfare, qualified and nonqualified pension and other employee benefit plans in accordance with the terms of the applicable plans; and (iii) any right(s) of indemnification that the Executive may have, whether under or pursuant to the Employment Agreement, this release or the charter, bylaws or other governing plans, policies or arrangements of, or any insurance policy maintained by Teva USA, for any and all actions undertaken by the Executive in his capacity as an employee, contractor, consultant, agent, officer, director, shareholder, trustee, fiduciary or other representative of Teva USA.

The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Corporate Releasees for any matter or circumstance concerning which the Releasors have released the Corporate Releasees under this Release. Further, the Executive agrees not to encourage any other person or suggest to any other person that he, he or it institute any legal action against the Corporate Releasees, and the Executive hereby declares, confirms and undertakes that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, the Executive shall reimburse the Corporate Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Corporate Releasees shall reimburse such sum to the Executive. Notwithstanding the foregoing, this Release is not intended to interfere with the Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim the Executive believes the Executive may have against Teva USA. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding the Executive may bring in violation of this Release, including any proceeding before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on the Executive’s behalf. In addition, nothing contained in this release shall be construed to prohibit the Releasors from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

To the extent applicable, this release shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Israeli Severance Pay Law 5713-1963.

Representation by Counsel/Revocation.

(a) By executing this release, the Executive acknowledges that: (i) he has been advised by Teva USA to consult with an attorney before executing this release and has consulted and been represented by counsel in connection therewith; (ii) he has been provided with at least a twenty-one (21) day period to review and consider whether to sign this release and, by executing and delivering this release to Teva USA, he is waiving any remaining portion of such twenty-one (21) day period; and (iii) he has been advised that he has seven (7) days following execution of the Release to revoke this release (the “Revocation Period”).

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(b) This release will not be effective or enforceable until the Revocation Period has expired. Any revocation of this release shall only be effective if an originally executed written notice of revocation is delivered to Teva USA on or before 5:00 p.m. EST on the last day of the Revocation Period. If so revoked, this release shall be deemed to be void ab initio and of no further force and effect.

(c) Defined terms not otherwise defined herein shall have the same meanings ascribed to them in the Employment Agreement.

Dated: [To be Executed Following a Termination of Employment]

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